FOR IMMEDIATE RELEASE                      Contact:           Timothy N. Jenson
                                                        Chief Executive Officer
                                                                 (310) 615-6850

              MERISEL REPORTS TERMINATION OF DISTRIBUTION AGREEMENT

EL SEGUNDO, Calif. (August 4, 2004)-- Merisel, Inc. (Nasdaq:MSEL) today announced that they have received notice that effective in 30 days, McAfee Associates, Inc. (formerly Network Associates, Inc.) will be terminating their distribution agreement with the Company.

The Company believes this event will have a substantial impact on the Company's revenues and operating performance, but the Company believes it can significantly reduce its operating expenses over time to reduce the long-term impact on the Company's operating performance. However, there are no assurances that the Company will be successful in doing so. For the year ended December 31, 2003 and the three months ended March 31, 2004, McAfee products accounted for approximately 94% and 84%, respectively, of the Company's net sales.

Additionally, the Company is looking at various strategic alternatives for its software licensing business and will continue to seek acquisition opportunities that will enhance shareholder value. As of March 31, 2004, the Company had a net worth of $45.7 million, cash balances of approximately $49 million, and a net operating loss carry-forward in excess of $266 million.

Except for the historical information contained herein, the matters discussed in this news release constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are demand trends in the computer products industry, competitive issues, changes in manufacturer terms and conditions, and other items detailed in the company's SEC filings.

Merisel, Inc. is a provider of software licensing products to resellers throughout the U.S. Visit Merisel at www.merisel.com.
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